EXHIBIT 4.5

YANZHOU COAL MINING COMPANY LIMITED

AND

YANKUANG GROUP CORPORATION LIMITED

EQUITY TRANSFER AGREEMENT

This agreement is entered into by the parties hereto on 16 November 2004 at Zoucheng, Shandong Province:

Transferor: Yankuang Group Corporation Limited, a State wholly-owned enterprise established and validly subsisting under the laws of the PRC (registration number of business license for corporate legal person is 16309203-4-1), whose address is at 298 South Fushan Road, Zoucheng. Shandong Province and its legal representative is Geng Jiahuai.

Transferee: Yanzhou Coal Mining Company Limited, a joint stock limited company established and validly subsisting under the laws of the PRC and its shares are issued to the public and listing on the Shanghai Stock Exchange, the Hong Kong Stock Exchange and the New York Stock Exchange Inc., which is principally engaged in underground coal mining, preparation and processing, and sales and railway transportation of coal. Its address is 298 South Fushan Road, Zoucheng, Shandong Province and its legal representative is Wang Xin.

In accordance with the relevant laws and regulations of the Company Law of the People’s Republic of China and the Contract Law of the People’s Republic of China, both parties into an agreement with respect to the matters on equity transfer upon amicable negotiation for mutual compliances as follows:

Article 1 Equity Transfer and the Subject

1.	Yankuang Heze Power Chemical Co., Ltd. (hereinafter referred to as “Heze”) is a limited liability company established and validly subsisting under the laws of the PRC (registration number of business license for corporate legal person is 3729001801014), whose address is at 92 Zhonghua East Road, Heze. The Transferor is the shareholder of Heze and holds 95.67% equity interests in Heze (hereinafter referred to as “Subject Equity”).

2.	The Transferor agrees to transfer the Subject Equity to the Transferee in accordance with the terms and conditions of this agreement. The Transferee agrees to accept the equity transfer in accordance with the terms and conditions of this agreement.

Article 2 Consideration of Transfer

The benchmark consideration of transfer for the Subject Equity is RMB574 million. After the execution of this agreement, the Transferee will engage accounting firm and asset valuation firm with qualifications in securities practice to conduct audit and valuation to the value of equity in Heze pursuant to the relevant provisions of the regulatory authorities of the listed company. The final consideration for the acquisition of the equity will be calculated on the basis of RMB574 million and adjusted according to the financial indicators of Heze as audited and valued.

Article 3 Payment of consideration of transfer

1.	The Transferee shall pay in prepayment the benchmark consideration of transfer within ten working days after the execution of this agreement to the Transferor.

2.	All taxes and duties arising from the proceeds of the equity transfer will be assumed by both parties to this agreement pursuant to the laws.

Article 4 Completion of the Equity Transfer

After this agreement becomes effective, the Transferor shall assist to complete the procedures regarding the Equity Transfer at the request of the Transferee.

Article 5 Representations, Undertakings and Warranties of the Transferor

1.	The Transferor is a State wholly-owned enterprise established and validly subsisting under the laws of the PRC , which legally owns 95.67% equity interests in Heze. The Transferor did not create any pledge or other restrictions of rights over the Subject Equity. The Transferor is entitled to transfer such equity to the Transferee pursuant to this agreement. Approvals have been sought from the power organs of the Transferor with respect to this Equity Transfer, including but not limited to the approval by its Board of Directors. Legal documents relating to the approval of this agreement were provided to the Transferee.

2.	The Transferor shall perform the relevant statutory procedures for the transfer of State-owned property rights in accordance with the provisions of the “Interim Measures on the Management of Transfer of the State-owned Property Rights of Enterprises” and relevant laws and regulations, and complete the approval procedures in accordance with the provisions of those Measures so as to file at the competent authorities for approval.

3.	The execution and performance of this agreement by the Transferor did not breach the legal binding effect of any contracts and agreements entered into by it.

4.	The Transferor represents, undertakes and warrants to the Transferee with respect to Heze as follows:

(1)	Heze is established legally pursuant to the laws of the PRC and has the independent status of legal person;

(2)	Heze does not violate any prevailing laws, regulations of the PC and is not subject to any decision of administrative penalty and judgment and award of courts or arbitration institutions that will have a material effect on its production and operation;

(3)	Heze is not engaged in any litigation, claim, arbitration, administration proceedings or other legal proceedings of material importance and there is no litigation, claim, arbitration, administration proceedings or other legal proceedings of material importance known to be pending or threatened by or against Heze.

5.	The Transferor further warrants to the Transferee as follows:

(1)	The financial information and business information as shown on the financial statements to determine the assets and liabilities of Heze by the Transferee is true, accurate and complete;

(2)	Heze has the legal ownership to its assets. The relevant certificates and documents are complete with no defect.

Article 6 Representations, Undertakings and Warranties of the Transferee

1.	The Transferee is a joint stock limited company established and validly subsisting under the laws of the PRC;

2.	The execution and performance of this agreement by the Transferee did not breach the legal binding effect of any contracts and agreements entered into by it.

Article 7 Transitional Arrangement

The transitional period commences from the date this agreement is executed until the date this agreement becomes effective. Both parties to this agreement agree to maintain the operation and management of Heze in its usual manner during the transitional period. The Transferor warrants that it will not implement significant adjustment and deployment to the human resources and assets of Heze. In the event there is any significant change arising out of the ordinary course of business, the Transferor shall advise the change to the Transferee in writing accordingly.

Article 8 Takeover of decision, operation and management

After the transfer of Subject Equity is completed, the Transferee immediately becomes the shareholder of Heze, and will be entitled to the rights of the shareholders and have to assume the corresponding obligations. The Transferee is entitled to change the composition of the Board of Directors and the Supervisory Committee of Heze pursuant to the provisions in the Articles of Association of Heze, and to participate in the decision, operation and management of Heze. The Transferor shall provide all assistance required and transfer the relevant information and documents kept by it to the Transferee.

Article 9 Confidentiality

Both parties to this agreement shall have the obligation to maintain the confidentiality on the terms and conditions of this agreement and the information provided by parties hereto. In the event the performance of this agreement is expired or terminated otherwise, the obligation on confidentiality remains valid.

Article 10 Share of fees

Unless otherwise provided in this agreement, both parties hereto shall assume their respective fees and other expenses arising in the course of negotiating, drafting and performing this agreement.

Article 11 Liabilities of Breach

Any party who breaches its obligations, representations, undertakings or warranties under this agreement shall indemnify the complying party for all direct and indirect losses arising therefrom.

Article 12 Effectiveness of this agreement

This agreement will become effective upon the satisfaction of the following conditions:

1.	This agreement is signed by the authorized representative or its attorney of the Transferor and the authorized representative or its attorney of the Transferee;

2.	Both parties to this agreement have taken all necessary actions for the approval of this agreement and all relevant documents, including, but not limited to the approval of the Board of Directors of the Transferor and the approval of the Board of Directors and the Shareholders’ Meeting of the Transferee and the approval of the relevant competent authorities related to the transfer of State-owned Property Rights.

Both parties shall assure the precedent conditions above to be fulfilled as soon as possible upon friendly cooperation.

Article 13 Alteration and Discharge of this agreement

After this agreement becomes effective, without the consent of the other party in writing, any party is not allowed to alternate or discharge this agreement on its own.

Article 14 Assignment of this agreement

Without the consent of the other party in writing, any party to this agreement shall not assign the rights and obligations hereunder to third parties.

Article 15 Termination of this agreement

This agreement will be terminated before it is completed if the following events occur:

1.	Both parties unanimously agree through negotiation to terminate this agreement;

2.	In the course of auditing Heze, if the Transferee is rejected from obtaining any financial statements, records or other documents of Heze, or the Transferee becomes aware of any event that may have material adverse effect on Heze or the Transferee, or the Transferee becomes aware of any matters that constitute misrepresentation or material omission on the part of the Transferor, the Transferee is entitled to terminate this agreement ex parte without assuming any liabilities of breach.

Article 16 Applicable laws

1.	The execution, performance, interpretation of this agreement and every matter related to this agreement shall be governed by the laws of the People’s Republic of China.

Article 17 Miscellaneous

After the execution of this agreement, in the event the approval of the Board of Directors and the Shareholders’ Meeting of the Transferee and / or the approval of the relevant competent authorities related to the transfer of State-owned Property Rights were not obtained ultimately, this agreement is no longer binding on any party to this agreement. The prepayment shall be returned to the Transferee by the Transferor, and the Transferor shall pay compensation in an amount to be calculated according to the interest rates for demand deposit as published by the People’s Bank of China for the said period.

This agreement is made into two counterparts and each party shall hold one copy. Each copy shall carry same legal effect.

(There is no text following.)

This is the signature page without text.

Transferor:	Yankuang Group Corporation Limited

(with seal affixed)

Authorized representative or its attorney: [signed]

Transferee:	Yanzhou Coal Mining Company Limited

(with seal affixed)

Authorized representative or its attorney: [signed]

Contract no.: YZCGQ05001

YANKUANG GROUP CORPORATION LIMITED

AND

YANZHOU COAL MINING COMPANY LIMITED

SUPPLEMENTARY AGREEMENT TO

EQUITY TRANSFER AGREEMENT

This supplementary agreement is entered into by the parties hereto on 28 June 2005 at Zoucheng, Shandong Province:

Transferor: Yankuang Group Corporation Limited.

Transferee: Yanzhou Coal Mining Company Limited.

WHEREAS:

The Transferor and the Transferee entered into the Equity Transfer Agreement between Yankuang Group Corporation Limited and Yanzhou Coal Mining Company Limited (hereinafter referred to as the “Equity Transfer Agreement”) on 16 November 2004. It was provided in the Equity Transfer Agreement that the Transferee accepted the transfer of 95.67% equity interest (hereinafter referred to as “Subject Equity”) in Yankuang Heze Power Chemical Co., Ltd. (now renamed as Yanmei Heze Neng Hua, and hereinafter referred to as “Heze”). Heze is currently conducting the initial preparation of the coal mines at Zhaolou and Wanfu.

In 2004, the Transferor replaced Heze and acquired the exploration rights of Zhaolou and Wanfu coal mines from Shandong Bureau of Coal Geology. Heze paid an amount of RMB228.6 million to Shandong Bureau of Coal Geology as part of the consideration for the exploration rights to Shandong Bureau of Coal Geology.

The Transferor is now completing the procedures for the exploration rights of Zhaolou and Wanfu coal mines. After the Transferor obtained the exploration rights of Zhaolou coal mine, it will transfer to Heze. After the Transferor obtained the exploration rights of Wanfu coal mine, it will transfer to Heze or other subsidiaries of the Transferee.

Both parties wish to conclude further agreement with respect to the matters related to the transfer of Subject Equity, and the transfer of Zhaoloou and Wanfu coal mines on the bases of the Equity Transfer Agreement. As such, both parties into a supplementary agreement in accordance with the Contract Law of the People’s Republic of China upon amicable negotiation for mutual compliances as follows:

I. Consideration for the Transfer of the Subject Equity

The Transferor and the Transferee confirmed that the consideration for the transfer of

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the Subject Equity is RMB584.01 million. The consideration was the value of the Subject Equity as appraised by a qualified independent asset valuation firm engaged by the Transferor as at 30 April 2005 (the base date) and verified by State-owned asset administration authorities.

II. Precedent Conditions to the Completion of the Transfer of the Subject Equity

Both parties agree the completion of the transfer of the Subject Equity is subject to the fulfillment of the following precedent conditions:

(I)	The Transferor and the Transferee had obtained all approvals essential to the transfer of the Subject Equity from relevant government authorities;

(II)	The Board of Directors of the Transferee approves the acquisition of the Subject Equity;

(III)	The independent shareholders of the Transferee approves the acquisition of the Subject Equity;

(IV)	There is no material and adverse change to the business and financial conditions of Heze prior to the completion of the transfer of Subject Equity; and

(V)	The representations, warranties and undertakings made by both parties according to this supplementary agreement and the transfer agreement remain true, accurate, complete and valid.

III. Termination of the Agreement

(I)	If any of the precedent conditions for the transfer of the Subject Equity as set out in Article II to this agreement is not fulfilled before 31 December 2005, the Transferee is entitled to terminate this supplementary agreement and the Equity Transfer Agreement.

(II)	In the event the Equity Transfer Agreement and this supplementary agreement are terminated pursuant to the circumstance as set out above, the Transferor shall return to the Transferee the prepayment of RMB574 million together

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with the compensation paid by the Transferor within 30 days commencing from 31 December 2005 (if the approval of the independent shareholders for the acquisition of the Subject Equity is not obtained, then it will be 30 days commencing from the date the approval is not granted by the shareholders). The compensation for the said period will be calculated according to the interest rates for demand deposit as published by the People’s Bank of China.

IV. Completion date for the Subject Equity

Both parties agree to determine the completion date for the Subject Equity according to the following principles:

(I)	the fulfillment of all precedent conditions to the completion for the transfer of the Subject Equity;

(II)	a working day commonly agreed by both parties as soon as practicable;

(III)	no matter whatsoever it shall not be later than 31 December 2005.

V. Completion of the Equity Transfer

On the completion date, both parties agree to finalize the following matters;

(I)	the Transferee shall pay to the Transferor an amount of RMB10.01 million, being the difference between the consideration of transfer of RMB584.01 million as confirmed in this agreement and the prepayment of RMB574 million paid by the Transferee to the Transferor.

(II)	the statutory proceedings and procedures with respect to the transfer of equity interest in Heze to the Transferee shall be completed by both parties to this agreement.

(III)	The Transferor shall repay Heze an amount of RMB228.6 million, being the prepayment for the acquisition of the exploration rights relating to the Zhaolou and Wanfu coal mines.

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VI. Transfer of Exploration Rights

(I)	The Transferor irrevocably undertakes that, in the event it has obtained the exploration right of the Zhaolou coal mine, Heze shall have the right to purchase such exploration rights from the Transferor within twelve months from the respective date on which the exploration rights of such mines are obtained by the Transferor;

(II)	The Transferor irrevocably undertakes that, in the event it has obtained the exploration right of the Wanfu coal mine, Heze or other subsidiaries of the Transferee shall have the right to purchase such exploration rights from the Transferor within twelve months from the respective date on which the exploration rights of such mines are obtained by the Transferor;

(III)	Both parties shall appoint a qualified independent valuer to conduct a valuation of the exploration rights;

(IV)	The consideration for the exploration rights shall be based upon the valuation appraised by the qualified independent valuer and endorsed by the competent authorities of the State;

(V)	the acquisition of the exploration rights related to Zhaolou coal mine shall be governed by a separate agreement to be entered into between the Transferor and Heze; and

(VI)	the acquisition of the exploration rights related to Wanfu coal mine shall be governed by separate agreements to be entered into between the Transferor and Heze or other subsidiaries of the Transferee.

VII.	The Transferor has undertaken to assist Heze in the application for the approval of the land use rights for Zhaolou coal mine and its auxiliary coal processing plant project. The relevant fees to obtain the approval and the land use right shall be assumed by Heze accordingly.

VIII. Buyback option for the Subject Equity

After the completion of the transfer, if any of the following events occurs, the Transferee is entitled to exercise the arrangement on the buyback option and the Transferee shall buyback the Subject Equity:

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(I)	Heze fails to obtain the land use rights for Zhaolou coal mine and its auxiliary coal processing plant project before 30 June 2006 for any reason whatsoever;

(II)	The Transferor fails to obtain the exploration right for Zhaolou coal mine before 30 June 2006 for any reason whatsoever;

(III)	The independent shareholders of the Transferee fails to approve the acquisition of the exploration right for Zhaolou coal mine;

(IV)	As a result of any other factors, the acquisition of the exploration rights for Zhaolou coal mine cannot finalise before 30 June 2006.

If the Transferee exercises the buyback option, it shall issue a written notice to the Transferor for the exercise of the buyback option. The date the notice is issued shall be the buyback date.

IX. Buyback Price for the Subject Equity

If the Transferee exercises the buyback option for the Subject Equity, the Transferor shall buyback the Subject Equity from the Transferee. The Transferor shall:

(I)	return to the Transferee the total consideration of RMB584.01 million paid for the Equity Transfer;

(II)	return the funds injected to Heze in net amount after the completion of the acquisition, the amount injected and timing will be determined on the basis of audited figures; and

(III)	on the basis of the aggregate for the amounts in (I) and (II) above, the Transferor will pay compensation at a rate of 10% per annum. The compensation for the consideration of the equity transfer shall be calculated from the date the transfer is completed, whilst the compensation for the funds injected into Heze shall be calculated from the date the funds were injected to Heze.

(IV)	The amounts in (I), (II) and (III) above shall be paid to the Transferee within 30 days from the buyback date.

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X. Liabilities of Breach and Damages

Both parties undertake that any party who breaches its obligations, representations, or warranties under this supplementary agreement shall indemnify the loss incurred by the complying party arising therefrom.

XI. Applicable laws and resolution of disputes

(I)	This supplementary agreement is governed and construed by the laws of the PRC.

(II)	Any dispute arising from or in connection with this supplementary agreement shall be resolved by both parties through negotiation. In the event the dispute is not resolved through negotiation, any party is entitled to initial proceeding at the courts with jurisdiction.

XII. Miscellaneous

(I)	This supplementary agreement is an integral part of the Equity Transfer Agreement and carries the same legal effect with the Equity Transfer Agreement. If there is any conflict between the provisions of this supplementary agreement and the Equity Transfer Agreement, this supplementary agreement shall prevail.

(II)	This supplementary agreement is made into two counterparts. The Transferor and the Transferee shall each hold one copy. Each copy shall carry same legal effect.

(III)	This supplementary agreement will become effective after it is signed by the authorized representative or its attorney of the Transferor and the Transferee and the performance of statutory approval procedures by each party.

(There is no text following.)

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This is the signature page of the supplementary agreement to the equity transfer agreement between Yankuang Group Corporation Limited and Yanzhou Coal Mining Company Limited without text.

Transferor:	Yankuang Group Corporation Limited

(with seal affixed)

Authorized representative or its attorney: [signed]

Transferee:	Yanzhou Coal Mining Company Limited

(with seal affixed)

Authorized representative or its attorney: [signed]

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